Exhibit 4.35

DELAIDE
ONTROL
NGINEERING PVT, LTD
A.C.N 097 947 058
ABN 86 097 947 058

The Hedge House	Tel +61 8 8234 0255
University of Adelaide Commerce and Research Precinct	Fax +61 8 8234 0261
37 Queen Street	Web: www.adlcontrol.com.au
THEBARTON SA 5031	Email: glenn@adlcontrol.com.au
AUSTRALIA

CONSENT

Ladies and Gentlemen:

The undersigned hereby consents to the references to (1) the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-80 being filed by Uranium One Inc. under the United States Securities Act of 1933, as amended, in connection with the report entitled the “Honeymoon Uranium Project – Summary of Feasibility Study 400 tpa U3O8 Equivalent” dated July 31, 2006 and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: June 25, 2007

/s/ Glenn Jobling
Glenn Jobling

Process Flow, Electrical, Mechanical, and Chemical Engineering Solutions

Wednesday, 20 June 2007 (2).max